                                                                    Exhibit 10.6



Amendment Three Phase II to Development Agreement                    Page 1 of 5


* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                            AMENDMENT THREE PHASE II
                                       TO
                              DEVELOPMENT AGREEMENT

    This Amendment Three made as of May 12, 2001 ("Effective Date") between SRI International, a California, non-profit and public benefit corporation, having a place of business located at 333 Ravenswood Avenue, Menlo Park, CA 94025 (hereinafter "SRI") and Lipid Sciences Incorporated, a Delaware corporation, having a place of business located at 7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566 (hereinafter "LSI").

      WHEREAS, SRI and LSI have entered into a development agreement having an effective date of October 6, 2000 and an Amendment One thereto dated March 8, 2001 and Amendment Two dated March 28, 2001 (hereinafter individually and collectively "Development Agreement") and which the parties hereby amend; and

      WHEREAS, the parties intend that this Amendment Three provides for the details of Phase II Development Plan of the Development Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SRI and LSI agree as follows:

1. For consistency and unless otherwise defined herein all initially capitalized terms shall have the meaning set forth in the Development Agreement.

2. Attached hereto as Exhibit A is the Phase II Development Plan, which consists of a list of definition of terms used throughout the Development Plan, Project Cost and Design/Cost Assumptions, LSI furnished resources, Statement of Work, Milestones for Single and Multi-Solvent Systems, Acceptance Criteria for each System, the System Specification number REV -1 dated June 15, 2001 and the Microsoft Project Plan dated June 1, 2001.

3. The Effective Date of this Amendment is May 12, 2001, the execution date of this Amendment is the date last subscribed below.

4. Paragraph 1.2 shall be amended to include the following: "Phase II Development Period shall extend until thirty days following the completion of all milestones for the second system, unless terminated earlier as provided in the Agreement or extended by mutual written agreement of the parties."
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Amendment Three Phase II to Development Agreement                    Page 2 of 5


5. Paragraph 2.2.1 shall be amended to include the following: "In consideration for the services to be performed by SRI in Phase II of the Development Program, as described in the Phase II Development Plan, LSI shall pay SRI fees not-to-exceed six million three hundred thousand dollars ($6,300,000), inclusive of the advanced deposit payment under
      Section 2.2.4 as amended below."

6. Paragraph 2.2.2 shall be amended to include the following: "During the remainder of Phase II SRI shall not expend more than six hundred thousand dollars ($600,000) in any one month pursuant to the Phase II Development Plan attached hereto, without the prior written consent of LSI."

7. Paragraph 2.2.4 of the Development Agreement, second sentence beginning on line 4 through the end of the paragraph shall be deleted in its entirety and replaced with the following sentence:

            "In lieu of LSI providing an advance payment, the parties agree that SRI will invoice LSI weekly, for work conducted from Sunday through Saturday of each week. SRI will provide such invoice in writing to LSI by the close of business on any Wednesday thereafter and SRI will receive payment from LSI by the Friday immediately following receipt of the SRI invoice. Each such invoice shall identify the total cost of labor and the number of employees used by SRI for the period of time being invoiced. In the event any such Friday is a Federal holiday or the Friday following Thanksgiving Day, then the payment shall be due on the next following business day. Should LSI dispute any portion of the SRI invoice, which it believes in good faith to be erroneous, then LSI shall provide an explanation of the disputed portion to SRI by the payment date along with payment for the undisputed portion of the invoice and the parties shall promptly negotiate in good faith to resolve the dispute. In the event that any LSI payment is not timely paid, then SRI may at its option, cease all work under the Phase II Development Plan until such time as the LSI payment, which is due is paid in full. If SRI stops work for nonpayment or late payment reasons, then the Parties agree to negotiate in good faith an adjustment to the deliverable dates, and/or costs caused as a direct result of having to stop work for nonpayment. Any revised cost shall exclude idle time caused by having to stop work.


8. The parties agree that Paragraphs 2.2.5 through 2.2.8 of the Development Agreement shall not apply to Phase II.

9. Exhibit C of the Development Agreement, under the subtitle Exercise Section (a) subsection (ii) should be deleted in its entirety and replaced with the following:

            "Upon meeting the Phase II Milestone Design History File Transfer & Final Prototype Delivery for the first system, the Warrant will become exercisable with respect to one hundred and seventy-five thousand (175,000) shares of LSI Common Stock. Upon meeting the
            Phase II Milestone Design History File Transfer & Final Prototype Delivery for the second system, the Warrant will
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Amendment Three Phase II to Development Agreement                    Page 3 of 5

            become exercisable with respect to one hundred and seventy-five thousand (175,000) shares of LSI Common Stock. In the event that LSI discontinues development and design of one of the systems under Phase II, then all three hundred and fifty thousand (350,000) shares of LSI common stock shall be exercisable upon SRI meeting Design History File Transfer & Final Prototype Delivery Milestone for the other system."

10. LSI is currently involved in entering into a merger with a third party. In the event that such a merger does not take place, then the parties understand that it is probable that LSI will request SRI to decrease its monthly spend rate amount. SRI will comply with such a request. Both parties agree to meet and negotiate in good faith revisions to the Phase II Development Plan Schedule, Statement of Work (Tasks) and an equitable adjustment to the total cost of Phase II, recognizing that changes to the proposed spend rate may result in higher program costs.

11. The parties agree that due to unforeseen delays the end date Milestones, previously agreed to by the parties, the Production Prototype based on System Specification & Product Specs Assembled for the Single Solvent System of February 4, 2002 and the Production Prototype based on System Specification & Product Specs Assembled the Multi-Solvent System of July 25, 2002; shall be extended by not more than sixty (60) days and all other Milestones will be adjusted appropriately as described below. The parties further agree that the project management plan is being changed from a task based project management to critical chain project management. Critical chain project management involves the optimization of technical abilities of the SRI team to achieve short-term goals on which the entire team is focused. As a result of such change the Milestones as identified herein will be reordered and reorganized by the project leader from SRI, Tom Low, and the V.P. of Product Development of LSI, Marc Bellotti as necessary throughout the Phase II Development Period.

12. The parties each recognize that there are technical risks associated with the Phase II Development Plan, (e.g. TBD's in the attached Systems Specification, Rev 1, June 15, 2001) and that there may be technical issues, which arise that are outside of the current scope of work. In the event that such technical issues arise, SRI shall promptly identify such technical issue in writing to LSI. Such writing shall detail SRI's proposal for resolving the technical issue, including the time-line changes and effect on overall project cost, as well as an approximate time within which LSI needs to respond to SRI to resolve the issue. LSI shall then timely provide a written response to SRI with its instruction on how to proceed with respect to the technical issue being addressed.

13. In the event that the Agreement is terminated by LSI pursuant to Paragraph 6 of the Development Agreement then LSI agrees that it shall pay for all cost incurred as of the notice date of termination and that the parties shall negotiate in good faith to agree on reasonable costs to be covered by LSI and deliverables from SRI in order for to close down the Phase II Development Plan.
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Amendment Three Phase II to Development Agreement                    Page 4 of 5


14. Unless expressly amended by this Amendment Three, all other terms and conditions of the Development Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date last subscribed below.



SRI:                                      LSI:
SRI International                         Lipid Sciences, Incorporated


By: /s/ V. Rene Harmount                    By: /s/ Phil Radlick
    ----------------------------                ----------------------------
    V. Rene Harmount                            Phil Radlick, Ph.D.
Group Manager, Contract Administration      President & Chief Executive Officer

Date: July 25, 2001                         Date: July 25, 2001
    ----------------------------                ----------------------------
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Amendment Three Phase II to Development Agreement                    Page 5 of 5



                                Exhibit A
                        Development Plan Phase II


                                  [ * ]